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                                                                   EXHIBIT 99.3

                           Mirant Mid-Atlantic, LLC

                               Offer to Exchange
          Pass through Certificates, Series A, Series B and Series C
   Which have been Registered Under the Securities Act of 1933, as amended,
                          For Any and All Outstanding
          Pass Through Certificates, Series A, Series B and Series C

              Pursuant to the Prospectus Dated July 6, 2001


To: Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  Upon and subject to the terms and conditions set forth in the Prospectus, dated July 6, 2001 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), an offer to exchange (the "Registered Exchange Offer") the registered Pass Through Certificates, Series A, Series B and Series C (the "New Certificates") for any and all outstanding Pass Through Certificates, Series A, Series B and Series C (the "Existing Certificates"), is being made pursuant to such Prospectus. The Registered Exchange Offer is being made in order to satisfy certain obligations of Mirant Mid-Atlantic, LLC (the "Company") contained in the Registration Rights Agreement, entered into on December 18, 2001, between the Company and the initial purchasers named therein.


  The CUSIP numbers for the Existing Certificates are as follows:

  Series A: 60467M AA 9


  Series B: 60467M AB 7


  Series C: 60467M AC 5


  We are requesting that you contact your clients for whom you hold Existing Certificates regarding the Registered Exchange Offer. For your information and for forwarding to your clients for whom you hold Existing Certificates registered in your name or in the name of your nominee, or who hold Existing Certificates registered in their own names, we are enclosing the following documents:

  1. Prospectus dated July 6, 2001;


  2. The Letter of Transmittal for your use and for the information of your clients;

  3. A Notice of Guaranteed Delivery to be used to accept the Registered Exchange Offer if Existing Certificates are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

  4. A form of letter which may be sent to your clients for whose account you hold Existing Certificates registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Registered Exchange Offer.

  Your prompt action is requested. The Registered Exchange Offer will expire at 5:00 p.m., New York City time, on August 15, 2001 (the "Expiration Date"), unless extended by the Company. The Existing Certificates tendered pursuant to the Registered Exchange Offer may be withdrawn at any time before the Expiration Date.


  To participate in the Registered Exchange Offer, a duly executed and properly completed Letter of Transmittal or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Existing Certificates should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

  Please note that brokers, dealers, commercial banks, trust companies and other nominees who hold Existing Certificates through The Depository Trust Company ("DTC") must effect tenders by book-entry transfer through DTC's Automated Tender Offer Program ("ATOP").
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  If Existing Certificates are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit the delivery of the Existing Certificates and all required documents to reach the Exchange Agent prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "This Exchange Offer--Procedures for Tendering the Existing Certificates--Guaranteed Delivery."

  Additional copies of the enclosed material may be obtained from the Exchange Agent at:

                      State Street Bank and Trust Company
                             2 Avenue de Lafayette
                          Corporate Trust, 5th Floor
                       Boston, Massachusetts 02111-1724
                            Attention: Ralph Jones
                         Telephone No.: (617) 662-1548
                         Facsimile No.: (617) 662-1452

                                      or:

                      State Street Bank and Trust Company
                                Corporate Trust
                                 P.O. Box 778
                       Boston, Massachusetts 02111-0778
                            Attention: Ralph Jones
                         Telephone No.: (617) 662-1548
                         Facsimile No.: (617) 662-1452

                                      Mirant Mid-Atlantic, LLC

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